Exhibit 99.1

BackWeb Conference Call/Webcast Reminder:

Time: Phone / replay: Live webcast / replay: Replay:	Today, Wednesday, April 30th at 5:00 p.m. EDT 712-271-0045, passcode “BackWeb” www.backweb.com or www.companyboardroom.com 402-220-5311

FOR IMMEDIATE RELEASE

THE OFFLINE INFRASTRUCTURE COMPANY

BACKWEB REPORTS SEQUENTIAL RISE IN Q1 REVENUE

- 2-way Offline Portal Synchronization for “Disconnected”
Mobile Workers Launched at End of Q1 ‘03 -

– Balance Sheet Remains Solid: Cash and Cash Equivalents of $21.6 million –

SAN JOSE, Calif., – April 30, 2003 – BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline Web infrastructure software that enables offline access to websites and enterprise portals, today announced financial results for its first quarter ended March 31, 2003.

Net revenue for the first quarter of 2003 was $1.5 million, a sequential increase over fourth quarter net revenue of $1.3 million, but below revenue of $2.3 million in the first quarter of 2002. The sequential revenue increase reflects BackWeb’s offline portal strategy and a growing base of new BackWeb® ProactivePortalTM product sales in both absolute and percentage terms. Q1 revenue also benefited from continued demand for the Company’s FoundationTM product rooted in BackWeb’s core expertise in efficient content distribution and synchronization across enterprise networks.

ProactivePortal Server customers in the period included AC Nielsen (France), Boehringer (Germany), IBM, Logitech, and Owens Illinois. Other customers in the period included Fidelity Management & Research, Hewlett-Packard, and Vantico (Luxembourg).

Eli Barkat, chairman and CEO of BackWeb Technologies, commented, “Even though the IT spending environment remains tentative at best, our direct sales and marketing efforts are awakening prospective customers and industry analysts to the clear benefits of our offline offerings, yielding another sequential increase in revenue. Visibility remains limited, and we have yet to see a breakthrough in our indirect sales efforts through key portal partners. Nevertheless, we believe the continuing trend of moving enterprise application access to the online Web will drive the need for offline Web technology, further strengthening our market position and value.”

“The launch of version 3 of our ProactivePortal Server infrastructure expands our unique value proposition as we are now able to provide a more complete offline work experience. We do this by allowing mobile workers to both access and make updates to their enterprise portal while on the road — disconnected from the network. We then automatically synchronize their work upon their next connection. We believe this capability significantly enhances the productivity of mobile personnel, while also improving the accuracy and timeliness of enterprise data. Version

BackWeb Announces Q1 2003 Financial Results, 4/30/03	Page 2 of 5

3 is being well received by customers and industry analysts and is already contributing to improvements in our sales performance.”

BackWeb’s operating results continue to benefit from its Fall 2002 restructuring which included a 44% decrease in overall headcount. BackWeb reported a net loss of $3.6 million, or $0.09 per share, for the first quarter of 2003, compared to a net loss of $5.7 million, or $0.15 per share, in the year-ago period.

As of March 31, 2003, BackWeb had cash and cash equivalents totaling $21.6 million and no long-term debt.

About BackWeb Technologies:

BackWeb Technologies is a leading provider of offline Web infrastructure software that extends the reach of the Web to the disconnected mobile community of sales forces, field service organizations, distributors, and customers. The Company’s products address the need mobile users have to access critical Web content such as service guides, sales tools, pricing, work orders, and other essential documents when they are working out of the office and disconnected from a network. Offerings include three software packages:

BackWeb ProactivePortal Server Version 3 integrates with portal frameworks, intranets, and websites to extend their access to users who are frequently disconnected from the network or offline. Its new two-way synchronization capability enables field personal to both access the portal and publish to the portal while disconnected, creating greater efficiency and improved portal data accuracy and value;

BackWeb e-AcceleratorTM provides a publishing and content management solution for online and offline content access; and

BackWeb Foundation enables Web-based applications to deliver and update software changes, manual updates, etc. with efficient use of network resources.

BackWeb Advantages: BackWeb technology includes patented Polite® network-sensitive background content delivery that can deliver any size data without impacting the performance of other network applications, HTML tags allowing customers to integrate BackWeb’s infrastructure into their websites and portals without rewriting code, and offline Web protocol and representation that creates an offline end-user experience that is equal to online.

BackWeb Customers and Partners: include ABB, Cisco Systems, Eastman Kodak, Fidelity Investments, Guidant Corporation, Hewlett-Packard, IBM, M&M Mars, NBC, Owens Illinois, Siemens, and more than one hundred other companies. BackWeb Technologies has reseller alliances with enterprise portal leaders IBM and SAP.

BackWeb is headquartered in San Jose, California and Ramat-Gan, Israel. For more information, visit www.backweb.com or call (800) 863-0100.

© 2003 BackWeb Technologies Ltd. All rights reserved. BackWeb, the BackWeb logo and Polite are registered trademarks and ProactivePortal, e-Accelerator and Foundation are trademarks of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.

Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include statements regarding: demand for BackWeb’s ProactivePortal and Foundation products; the awakening of prospective customers and industry analysts to the Company’s offline offerings; the anticipated strengthening of the Company’s market position as the Company anticipates an increased need for offline Web technology;

BackWeb Announces Q1 2003 Financial Results, 4/30/03	Page 3 of 5

the anticipated impact that Version 3 of the ProactivePortal product will have on the Company’s sales performance; and anticipated cost benefits from the Company-wide restructuring. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, economic conditions or IT industry spending trends, the ability of the Company to continue to maintain or reduce costs, the ability of the Company to continue to gain customers and add partners, whether offline access is deemed critical by the marketplace, the ability of the Company to maintain technology barriers and continue to deliver engineering solutions, the timing of customers’ deployment of the Company’s products, the emergence of competitive technologies or competitors, and business and expense factors that may affect the perceived efficiencies from the use of BackWeb’s products, and the other risks and uncertainties detailed from time to time in BackWeb’s periodic reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002. BackWeb assumes no obligation to update any forward-looking statements contained in this press release.

(financial tables follow)

Contacts:	Michael Morgan	Karin Oloffson, David Collins
	Chief Financial Officer	Jaffoni & Collins
	(408) 933-1700	(212) 835-8500 or bweb@jcir.com
investors@backweb.com

BackWeb Announces Q1 2003 Financial Results, 4/30/03	Page 4 of 5

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended

	March 31, 2003	March 31, 2002
	Unaudited	Unaudited

Revenue:
License	$735	$933
Service	792	1,378

Total revenue	1,527	2,311
Cost of revenue:
License	55	80
Service	221	1,059

Total cost of revenue	276	1,139
Gross profit	1,251	1,172
Operating expenses:
Research and development, net	1,168	1,727
Sales and marketing	1,788	3,185
General and administrative	992	1,125
Bad debt expense	—	251
Amortization of intellectual property, other intangibles and deferred stock compensation	—	837

Total operating expenses	3,948	7,125

Loss from operations	(2,697)	(5,953)
Finance and other income, net	59	301
Write-down of an equity investment	(1,000)	—

Net loss	$(3,638)	$(5,652)

Net loss per share	$(0.09)	$(0.15)

Shares used in computing net loss per share	39,787	38,699

BackWeb Announces Q1 2003 Financial Results, 4/30/03	Page 5 of 5

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2003	2002
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$21,612	$18,272
Short-term investments	—	5,485
Trade accounts receivable, net	1,752	1,659
Other current assets	1,186	1,523

Total current assets	24,550	26,939
Long term investments and other assets	368	1,387
Property and equipment, net	765	1,083

Total assets	$25,683	$29,409

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,915	$5,340
Deferred revenue	1,580	1,265

Total current liabilities	6,495	6,605
Long-term liabilities:	265	283
Total shareholders’ equity	18,923	22,521

Total liabilities and shareholders’ equity	$25,683	$29,409